EXHIBIT 99.1

HCC Closes its Acquisition of Illium With Additional Syndicate Capacity From Munich Re

HOUSTON, Dec. 22, 2005 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that the Company had closed its recently announced acquisition of the remaining 80% of the outstanding shares in U.K.-based holding company Illium Insurance Group Ltd., for an undisclosed consideration.

Illium is the owner of a Lloyd's Managing Agency that manages syndicate 4040 at Lloyd's and which specializes in U.K. third-party liability, employers' liability and commercial motor. For more information, please visit their website at www.illiuminsurance.com.

Also, Illium has entered into an agreement with Great Lakes Reinsurance (UK) Plc ("GLUK"), part of the Munich Re Group, whereby GLUK will co-insure risks underwritten by Illium with effect from January 1, 2006. Under this arrangement, GLUK will provide approximately 30 million pounds of premium capacity part of Illium's total of 85 million pounds for 2006.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, said, "This completes our entry into the Lloyd's market and we are extremely pleased to have reached an agreement with the Munich Re Group for the 2006 underwriting year."

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $6.6 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcch.com.

The HCC Insurance Holdings, Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1977

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT:  HCC Insurance Holdings, Inc.
          L. Byron Way, Vice President
          (713) 690-7300